Exhibit 10.5

THE GYMBOREE CORPORATION

EXECUTIVE BONUS PLAN

The purpose of this Executive Bonus Plan (the “Plan”) is to provide incentives for certain executives and other key employees of The Gymboree Corporation (the “Company”) to achieve a sustained, high level of financial success and other measures of success for the Company.

I. ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee or subcommittee administering the Plan is referred to herein as the “Committee.” The Committee may delegate to other persons administrative functions that do not involve discretion. The Committee shall have the authority to interpret this Plan, and any interpretation or decision by the Committee with regard to any questions arising under the Plan shall be final and conclusive on all participants in the Plan.

II. ELIGIBILITY; PARTICIPANTS

The Committee shall select, from among those eligible employees (including executive officers and other key employees of the Company), the persons who shall from time to time participate in the Plan. Participation by an individual with respect to one award under the Plan shall not entitle the individual to participate with respect to subsequent awards, if any.

III. GRANT OF AWARDS

The term “Award” as used in the Plan means a cash award opportunity that is granted to a Participant with respect to the performance period (the “Performance Period”) to which the Award relates. A Participant who is granted an Award shall be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. Except as otherwise specified by the Committee in connection with the grant of an Award, the Performance Period applicable to Awards under the Plan shall be the fiscal year of the Company. The Committee shall select the Participants, if any, who are to receive Awards for such Performance Period and, in the case of each Award, shall establish the Performance Goals (as defined in Section IV below) applicable to the Award; the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Goals are achieved; and such other terms and conditions as the Committee deems appropriate with respect to the Award.

IV. PERFORMANCE GOALS

As used in the Plan, the term “Performance Goal” means any financial or other measure of performance (including individual performance) established by the Committee. An Award may specify more than one Performance Goal and, with respect to any Performance Goal, may specify levels of achievement at which different levels of payment may be earned.

V. AMOUNT PAYABLE UNDER AWARDS

Following the close of a Performance Period, the Committee shall determine whether and to what extent, if at all, the Performance Goal or Goals applicable to each Award granted for the Performance Period have been satisfied. The Committee shall then determine the actual payment, if any, under each Award. The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, adjust the amount payable under an Award for a Performance Period, including, without limitation, by reducing the actual payment to be made under such Award to zero. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant.

VI. PAYMENT UNDER AWARDS

Except as otherwise provided in this Section VI, all payments under the Plan will be made after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests (or, if later, by the 15th day of the third month following the end of the Company’s taxable year in which the right to payment vests). For purposes of the foregoing sentence, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture. Payments hereunder are intended to fall under the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), and shall be construed and administered accordingly. Notwithstanding the foregoing, (i) if the documentation establishing the Award provides a specified and objectively determinable payment date or schedule that satisfies the requirements of Section 409A, payment under an award may be made in accordance with such date or schedule, and (ii) the Committee may, but need not, permit a participant to defer payment of an Award beyond the date that the Award would otherwise be payable, provided that any such deferral shall be made in accordance with and subject to the applicable requirements of Section 409A.

VII. MISCELLANEOUS

(a) All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

(b) The Committee may amend the Plan at any time and from time to time. The Committee may at any time terminate the Plan.

(c) Except as otherwise determined by the Committee, no payment shall be made under an Award unless the Participant is employed by the Company on the last day of the Performance Period applicable to the Award.

(d) No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ of the Company for that Performance Period or for any other period.